Exhibit 21

Subsidiaries of Cryomass Technologies Inc

Name	Jurisdiction of Organization

Cryomass LLC	Colorado

General Oil Imports, Inc.	Delaware

Good Meds, Inc.	Colorado

Andina Gold Colombia SAS	Colombia

1304740BC ULC	British Columbia, Canada